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                                                                     EXHIBIT 8.1

                                   July 27, 1999

King Ranch, Inc.
1415 Louisiana, Suite 2300
Wedge International Tower
Houston, Texas 77002

Gentlemen:

     We have acted as counsel to King Ranch, Inc., a Texas corporation ("King
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Ranch"), in connection with the merger (the "Merger") between St. Mary
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Acquisition Corporation, a Colorado corporation ("Sub"), and King Ranch Energy,
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Inc., a Delaware corporation ("Energy"), in which Energy will be the surviving
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entity, pursuant to that certain Agreement and Plan of Merger dated the 27th day of July, 1999 ("Agreement and Plan of Merger") by and between St. Mary Land &
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Exploration Company, a Delaware corporation ("St. Mary"), Sub, King Ranch and
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Energy.  King Ranch, King Ranch Holdings, Inc., a Delaware corporation

("Holdings"), King Ranch Minerals, Inc., a Delaware corporation ("Minerals") and
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Energy are sometimes referred to as the "Consolidated Group."  We have been
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asked to render an opinion as to whether a distribution from King Ranch of all of the stock of Energy in the manner described herein ("Stock Distribution")
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will be an income taxable event for Federal tax purposes to the shareholders of
King Ranch (collectively, the "Shareholders" or singularly, a "Shareholder")
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under Section 355 of the Internal Revenue Code of 1986, as amended ("Code;" all
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Section references in this opinion are references to the Code, unless otherwise indicated).

     As of the date of this opinion, the Consolidated Group is structured as follows: King Ranch owns all of the outstanding stock of Holdings; Holdings owns all of the outstanding stock of Minerals; and Minerals owns all of the outstanding stock of Energy. You have represented to us that Energy was formed on December 31, 1997 through a contribution by Minerals to Energy in a non-taxable transfer of assets to a corporation qualifying under Code Section 351.

     In anticipation of the Stock Distribution and the Merger, Minerals will distribute the stock of Energy to Holdings which will in turn distribute the stock of Energy to King Ranch. In addition and as a condition to the Merger, Holdings will forgive a debt obligation ("Debt") of Energy in an amount
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approximately equal to $14 million which may have certain Federal and state tax consequences. This opinion will not discuss any state or Federal tax consequences of the distribution of the stock of Energy through the Consolidated Group to King Ranch or any issues related to the cancellation of the Debt. It is our understanding that Ernst & Young LLP will undertake the tax analysis with respect to such issues.

     In order to facilitate the Merger, King Ranch will distribute all of the stock of Energy that it owns, which constitutes 100 percent of all of the issued and outstanding stock of Energy, to the Shareholders. You have represented that the Shareholders have not and will not receive any cash or any other property as a distribution from King Ranch and will not exchange or redeem any of their stock of King Ranch due to the Stock Distribution. The Shareholders will receive a number
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of shares of Energy in proportion to each Shareholder's ownership interest of
King Ranch as of the record date for the Stock Distribution. The shareholders will subsequently exchange their stock of Energy for stock of St. Mary, and Sub will be merged into Energy under the applicable provisions of Delaware and Colorado law.

     Our opinions are based upon the provisions of the Code, the Treasury Regulations (the "Regulations") and the interpretation thereof by the Internal
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Revenue Service (the "IRS") and relevant case law, all as of the date of this
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opinion.  These opinions are also based upon certain assumptions and representations as stated below. There can be no assurance that the provisions of the Code, the Regulations or that the interpretations of the IRS or the courts will not change in a manner such that the conclusions expressed herein would change. Moreover, any such changes in the Code, the Regulations or the interpretations thereof may have retroactive effect. We do not accept the responsibility to inform you of any such changes. Because none of our opinions are binding upon the IRS or the courts, there can be no assurance that contrary positions may not be successfully asserted by the IRS. Because there may be certain ancillary Federal income tax consequences for each Shareholder with respect to issues not specifically addressed in this opinion, each individual Shareholder is urged to consult his, her or its own tax advisor as to the Federal income tax consequences associated with the Stock Distribution to such Shareholder.

     In rendering this opinion, we have examined and are relying upon such documents (including all exhibits and schedules attached thereto) as we have deemed relevant or necessary, including (1) the Agreement and Plan of Merger,
(2) certain tax representation letters (the "Tax Representation Letters") of
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King Ranch, Energy, St. Mary and Sub satisfactory to us which have been received prior to the date of this opinion, and (3) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below, and our opinion is conditioned on (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the representations and warranties, covenants and statements contained therein. The initial and continuing truth and accuracy of the representations contained in the Tax Representation Letters constitutes an integral basis for the opinions expressed herein and this opinion is conditioned upon the initial and continuing truth of the accuracy of these representations.

     In rendering this opinion, we have assumed (without any independent investigation or review thereof) and our opinion is conditioned upon the correctness of, the following: (1) each original document submitted to us (including signatures thereto) is authentic, each document submitted to us as a copy conformed to the original documents, and all documents have been (or will be by the date of this opinion) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof; (2) all representations, warranties and statements made or agreed to in connection with the Merger by King Ranch, Energy, Holdings, Minerals, St. Mary and Sub, their managements, employees, officers, directors, and shareholders, including, but not limited to, those set forth in the Agreement and Plan of Merger (including the exhibits thereto) and the Tax Representation Letters, are true and accurate at all relevant times; (3) all covenants contained in the Agreement and Plan of Merger (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof; (4) the Merger will be reported by King Ranch, Energy, Holdings, Minerals, St. Mary and Sub on their respective Federal income tax returns in a manner consistent with the opinion
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set forth below; and (5) any representation or statement made "to the best of knowledge" or similarly qualified is correct without qualification. We have also assumed in connection with rendering this opinion that the Merger will be consummated in accordance with the Agreement and Plan of Merger (and without any waiver, breach or amendment of any of the provisions thereof).

     In rendering the opinion for the Merger, we have assumed that the Stock Distribution has met all applicable requirements under Code Section 355 and the Regulations.

     Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that:

     (i) For the United States Federal income tax purposes, the Stock Distribution, when made as provided herein, should qualify as a distribution to which Code Section 355(e) applies and, accordingly, the receipt of the stock of Energy by the Shareholders upon the Stock Distribution should not be taxable to the Shareholders for Federal income tax purposes.

     (ii) The Merger of Sub with and into Energy, when consummated as provided herein, will qualify as a reorganization within the meaning of Code
            Section 368(a).

     (iii) Upon the consummation of the Merger of Sub with and into Energy as provided herein, St. Mary, Sub and Energy will each be a party to the reorganization within the meaning of Code Section 368(b).

     An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no complete assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such an opinion.

     This opinion has been prepared and delivered effective as of the date hereof, and based upon certain facts, assumptions, representations and warranties as of the date hereof, as provided herein. This opinion may not be used or relied upon by any person other than the addressee and the Shareholders as of the record date of the Stock Distribution. This opinion may not be used for any other purpose and may not be disclosed, quoted, circulated, published, filed with a governmental agency or otherwise referred to without our prior written consent.

                                    Very truly yours,

                                    /S/ LOCKE LIDDELL & SAPP LLP